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400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 25, 2011 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2010.

The Company reported net income of $127,000 for the three months ended December 31, 2010, compared to net income of $21,000 for the three months ended December 31, 2009.

Basic and diluted earnings per share were $0.022 for the three months ended December 31, 2010, compared with basic and diluted earnings per share of $0.004 for the three months ended December 31, 2009.

“The positive earnings momentum from 2010 continued in our first quarter of 2011 despite continued headwinds from the low interest rate environment and current economic conditions,” stated John Fitzgerald, President and Chief Executive Officer.  “Interest rates remained at historically low levels for commercial loans and residential mortgages throughout the quarter prompting an increase in prepayments and refinancing activity which impacted our net interest margin.”

“We made significant progress in reducing our construction loan portfolio during the quarter to $44.2 million or 11.1% of total loans.  As a result of the positive earnings and reduction in the higher risk-weighted construction loan portfolio, the capital ratios for Magyar Bank increased again this quarter.  Magyar Bank’s Tier 1 Leverage Ratio as of December 31, 2010 was 7.88%, while the Total Risk Based Ratio was 12.96%.”

“While total non-performing loans did show a slight increase for the quarter, we expect to see this level trend downward during fiscal year 2011 as we see further stability in the loan portfolio and continued progress on disposing of property held as real estate owned.  In our first quarter, we successfully disposed of two properties held as other real estate owned totaling $383,000, and we entered into a contract to sell a condominium project carried at $2.9 million. As of December 31, 2010 the Company had contracts of sale or was negotiating contracts of sale on nine properties with a carrying value of $6.7 million”

Results of Operations

Net income increased $106,000 during the three-month period ended December 31, 2010 compared with the three-month period ended December 31, 2009 due to a lower non-interest expenses, which decreased $506,000 to $3.9 million during the three months ended December 31, 2010 from $4.4 million for the three months ended December 31, 2009, partially offset by a $335,000 decline in net interest income.

The Company’s net interest margin decreased by 9 basis points to 3.01% for the quarter ended December 31, 2010 compared to 3.10% for the quarter ended December 31, 2009. The yield on interest-earning assets fell 38 basis points to 4.67% for the three months ended December 31, 2010 from 5.05% for the three months ended December 31, 2009 primarily due to lower levels of interest-earning assets and the lower overall interest rate environment. The cost of interest-bearing liabilities fell 33 basis points to 1.79% for the three months ended December 31, 2010 from 2.12% for the three months ended December 31, 2009. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest income decreased $335,000, or 8.4%, to $3.7 million during the quarter ended December 31, 2010 from $4.0 million during the quarter ended December 31, 2009.

Interest and dividend income decreased $843,000, or 12.9%, to $5.7 million for the three months ended December 31, 2010 from $6.5 million for the three months ended December 31, 2009. The decrease was attributable to a decrease in average interest-earning assets of $29.4 million, or 5.7%, as well as a decrease in the yield on such assets of 38 basis points to 4.67% for the quarter ended December 31, 2010 compared with the prior year period. Interest expense decreased $508,000, or 20.0%, to $2.0 million for the three months ended December 31, 2010 from $2.5 million for the three months ended December 31, 2009. The average balance of interest-bearing liabilities decreased $25.6 million, or 5.4%, between the two periods, while the cost on such liabilities fell 33 basis points to 1.79% for the quarter ended December 31, 2010 compared with the prior year period.

The provision for loan losses was $358,000 for the three months ended December 31, 2010 compared to $400,000 for the three months ended December 31, 2009. Net charge-offs were $837,000 for the three months ended December 31, 2010 compared to $388,000 for the three months ended December 31, 2009.

The level of loan charge-offs increased from the prior year as a result of the continued depreciation of real estate collateral securing non-performing residential and construction loans due to the ongoing economic environment. During the three months ended December 31, 2010, the Bank reduced the carrying balance on four construction loans and one residential mortgage loan totaling $4.7 million by $837,000 to the appraised fair value of collateral, net of estimated disposition costs, securing the loans.

Non-interest income increased $252,000, or 48.9%, to $767,000 during the three months ended December 31, 2010 compared to $515,000 for the three months ended December 31, 2009. The increase in non-interest income was primarily attributable to higher net gains on the sales of assets, which were $314,000 for the three months ended December 31, 2010 compared with $155,000 for the three months ended December 31, 2009. In addition, service charge fee income increased $99,000 due to a prepayment penalty received from the payoff of a commercial real estate loan.

During the three months ended December 31, 2010, non-interest expenses decreased $506,000 to $3.9 million from $4.4 million for the three months ended December 31, 2009. Compensation and benefit expenses decreased $849,000 for the three months ended December 31, 2010 primarily due to a one-time charge of $852,000 related to the resignation of the Company’s former President and CEO recorded during the three months ended December 31, 2009. Offsetting the reduction were increases in FDIC insurance premiums, other real estate owned expenses, and occupancy expenses. FDIC insurance premiums increased $82,000, or 30.7%, due to increased insurance premium levels for all insured institutions. Other real estate owned expenses increased $78,000, or 173.3%, due to higher levels of other real estate owned as compared with the prior year period. Occupancy expenses increased $44,000, or 7.1%, due to the opening of the Bank’s sixth branch office in Bridgewater, New Jersey in June 2010.

The Company recorded tax expense of $36,000 for the three months ended December 31, 2010, compared to a tax benefit of $323,000 for the three months ended December 31, 2009. The prior period benefit resulted from a change in the tax laws that allowed the Company to carry back its 2008 and 2009 losses to reduce taxable income for the past five years (previously two years) and obtain a refund of taxes previously paid.

Balance Sheet Comparison

Total assets decreased $11.5 million, or 2.1%, to $526.5 million during the three months ended December 31, 2010. The quarterly decrease was attributable to a $9.9 million reduction in net loans receivable.

At December 31, 2010, investment securities were $71.4 million, reflecting an increase of $12.8 million, or 21.8%, from September 30, 2010. The increase in investment securities was funded by a $14.5 million decrease in cash and cash equivalents. Investment securities at December 31, 2010 consisted of $58.5 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $9.3 million in U.S. government-sponsored enterprise debt securities, $3.5 million in “private-label” mortgage-backed securities, and $97,000 in state municipal bonds. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2010.

Total loans receivable decreased $10.4 million during the three months ended December 31, 2010 to $398.2 million and were comprised of $159.2 million (40.0%) in 1-4 family residential mortgage loans, $123.2 million (30.9%) in commercial real estate loans, $44.2 million (11.1%) in construction loans, $35.8 million (9.0%) in commercial business loans, and $35.8 million (9.0%) in home equity lines of credit and other loans. Contraction of the portfolio during the quarter ended December 31, 2010 occurred primarily in construction loans, which decreased $12.9 million, followed by one-to-four family residential mortgage loans, which decreased $6.3 million. Commercial real estate and business loans increased $6.9 million and $2.2 million, respectively.

Total non-performing loans increased by $1.6 million to $29.0 million at December 31, 2010 from $27.4 million at September 30, 2010. The ratio of non-performing loans to total loans was 7.3% at December 31, 2010 compared to 6.7% at September 30, 2010.

Included in the non-performing loan totals were fifteen construction loans totaling $16.3 million, twelve commercial loans totaling $9.1 million, and eight residential mortgage loans totaling $3.6 million. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The increase in non-performing loans during the quarter was the result of the addition of two construction loans totaling $4.0 million and two residential mortgage loans totaling $94,000, offset by $837,000 in charge-offs, $840,000 in troubled debt restructurings, the transfer of a $581,000 commercial real estate loan to other real estate owned, and the repayment of a $185,000 non-performing residential mortgage loan.

The allowance for loan losses decreased by $479,000 during the three months ended December 31, 2010 to $4.3 million. The decrease during the quarter was primarily attributable to net charge-offs totaling $837,000, partially offset by provisions for loan loss of $358,000. The decrease in the allowance for loan losses was primarily attributable to contraction in the loan portfolio, specifically in construction loans, which decreased $12.9 million, or 22.5%, during the quarter. Since non-performing construction loans have accounted for the majority of the Bank’s loan charge-offs, a large portion of the allowance for loan loss is maintained for performing construction loans. The recent significant decline in construction loan balances has reduced the required reserves for performing construction loans.

The allowance for loan loss does not include a specific reserve for non-performing loans as all such loans are reported at fair value, based upon updated independent appraisals of collateral or the discounted value of expected loan repayments. Valuations of such loans are performed at least annually with charge-offs recorded when appraised values, net of estimated selling and disposition costs, are less than the loan balances. The allowance for loan losses as a percentage of non-performing loans was 14.8% at December 31, 2010 compared with 17.4% at September 30, 2010. At December 31, 2010 our allowance for loan losses as a percentage of total loans was 1.08% compared with 1.17% at September 30, 2010. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current adverse economic environment.

Other real estate owned increased $311,000 to $13.0 million during the quarter ended December 31, 2010. The increase was due to the foreclosure of the commercial real estate previously securing a $581,000 non-performing loan and the completion of various other partially completed real estate owned totaling $405,000. The Company sold two properties totaling $383,000 during the quarter ended December 31, 2010 for a gain of $157,000. In addition, the Company entered into a contract to sell a condominium project carried at $2.9 million for $2.6 million. Accordingly, a valuation allowance in the amount of $292,000 was recorded during the quarter as a loss on the sale of other real estate owned.

Other real estate owned at December 31, 2010 consisted of four residential properties, one commercial real estate property, two substantially completed condominium projects, four partially completed residential properties, and seventeen real estate lots approved for residential homes. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale. At December 31, 2010, the Company had contracts of sale or was negotiating contracts of sale on nine properties with carrying values totaling $6.7 million. The Company does not anticipate any additional losses on the sales on which it entered into contracts of sale.

Total deposits decreased $16.4 million, or 3.8%, to $411.5 million during the three months ended December 31, 2010. The outflow in deposits occurred in interest-bearing checking accounts which decreased $13.9 million, or 27.0%, to $37.6 million, certificates of deposit (including individual retirement accounts), which decreased $6.2 million, or 3.3%, to $181.8 million, non-interest checking accounts, which decreased $1.3 million, or 3.5%, to $36.0 million, and savings accounts, which decreased $227,000, or 0.4%, to $61.6 million. Partially offsetting these decreases was a $5.3 million, or 6.0%, increase in money market account balances.

At December 31, 2010, the Company held $1.8 million in Certificate of Deposit Account Registry Service (CDARS) Reciprocal certificates of deposit and $10.7 million in brokered certificates of deposit.  At September 30, 2010, the Company held $2.9 million in CDARS Reciprocal certificates of deposit and $14.7 million in brokered certificates of deposit.

Federal Home Loan Bank of New York advances increased $4.5 million during the three months ended December 31, 2010, to $50.3 million, or 9.6% of assets. The increase occurred in short-term borrowings and was the result of managed outflows from higher-cost deposit accounts and year-end deposit withdrawals from business checking accounts.

During the three months ended December 31, 2010, the Company did not repurchase any shares. Through December 31, 2010, the Company had repurchased 66,970 shares at an average price of $9.39 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,783,131.

The Company’s book value per share decreased to $7.63 at December 31, 2010 from $7.64 at September 30, 2010. The decrease was the result of changes in the Company’s accumulated other comprehensive loss between the two periods. The Company’s book value per share has increased $0.72 since December 31, 2009.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates six branch locations in New Brunswick (2), North Brunswick, South Brunswick, Branchburg and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2010	2009
	(Unaudited)
Income Statement Data:
Interest and dividend income	$5,698	$6,541
Interest expense	2,026	2,534
Net interest and dividend income	3,672	4,007
Provision for loan losses	358	400
Net interest and dividend income after
provision for loan losses	3,314	3,607
Non-interest income	767	515
Non-interest expense	3,918	4,424
Income (loss) before income tax expense	163	(302)
Income tax expense (benefit)	36	(323)
Net income	$127	$21

Per Share Data:
Basic earnings per share	$0.022	$0.004
Diluted earnings per share	$0.022	$0.004
Book value per share, at period end	$7.63	$6.91

Selected Ratios (annualized):
Return on average assets	0.09%	0.02%
Return on average equity	1.15%	0.21%
Net interest margin	3.01%	3.10%

	At 2010
	December 31,	September 30,
Balance Sheet Data:
Assets	$526,469	$537,949
Loans receivable	398,262	408,652
Allowance for loan losses	4,287	4,766
Investment securities - available for sale, at fair value	28,678	14,187
Investment securities - held to maturity, at cost	42,752	44,479
Deposits	411,503	427,932
Borrowings	65,291	60,769
Shareholders' Equity	44,106	44,177

Asset Quality Data:
Non-performing loans	$29,031	$27,417
Other real estate owned	12,966	12,655
Total non-performing assets	41,997	40,072
Allowance for loan losses to non-performing loans	14.77%	17.38%
Allowance for loan losses to total loans receivable	1.08%	1.17%
Non-performing loans to total loans receivable	7.29%	6.71%
Non-performing assets to total assets	7.98%	7.45%
Non-performing assets to total equity	95.22%	90.71%